UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 14, 2021

GRAF ACQUISITION CORP. IV

(Exact name of registrant as specified in its charter)

Delaware	001-40427	86-2191918
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1790 Hughes Landing Blvd., Suite 400

The Woodlands, Texas, 77380

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (346) 442-0819

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one share of common stock and one-fifth of one redeemable warrant	GFOR.U	The New York Stock Exchange
Common stock, par value $0.0001 per share	GFOR	The New York Stock Exchange
Warrants, each whole warrant exercisable for one share of common stock, each at an exercise price of $11.50 per share	GFOR WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 14, 2021, the board of directors (the “Board”) of Graf Acquisition Corp. IV (the “Company”) appointed Alexandra Lebenthal to the Board. Ms. Lebenthal was appointed to serve as a Class III director with a term expiring at the Company’s third annual meeting of stockholders.

The Board appointed Ms. Lebenthal, who was determined to be an “independent director” as defined in the applicable rules of the New York Stock Exchange, to the Board’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Ms. Lebenthal, 57, is a senior advisor in the Financial Sponsors Group at Houlihan Lokey, Inc. (NYSE: HLI) where she leads an initiative focused on female led and founded companies. Ms. Lebenthal previously was the chief executive officer of Lebenthal Holdings, a diversified financial services firm that included one of the nation’s largest woman-owned broker dealers. She was president of Lebenthal Funds, overseeing the firm’s mutual and money market funds. Ms. Lebenthal engineered the sale of Lebenthal Funds in 2001 to The Advest Group, remaining at the firm until it was subsequently sold to Merrill Lynch in 2005. During that time, in addition to managing Lebenthal Funds, she also ran marketing and municipal capital markets for the parent company. Lebenthal Funds was the number one woman-owned firm in debt and equity capital markets from 2012-2016. Ms. Lebenthal was named one of the top 50 Women in Wealth Management by Wealth Manager Magazine, as well as Private Asset Management. She has also been named to the Crain’s New York Top Women-Owned Businesses and the Crain’s Fastest 50 Growing Businesses in New York. She currently is an advisory board member for Interprice Technologies, a former board member and Treasurer of the Securities Industry Financial Markets Association (SIFMA), and a member of C200, the leading organization for female businesswomen. Ms. Lebenthal is the co-founder of “The Women’s Executive Circle,” and “Women On Wall Street”, which cultivates high-profile Jewish women under the auspices of United Jewish Appeal. Ms. Lebenthal’s first novel, “The Recessionistas,” a thriller set in Manhattan during the financial crisis, was published in August 2010. Ms. Lebenthal is a graduate of Princeton University with an A.B. in history.

On July 14, 2021, the Company entered into an indemnity agreement (the “Indemnity Agreement”) with Ms. Lebenthal, pursuant to which the Company has agreed to provide contractual indemnification, in addition to the indemnification provided in the Company’s Amended and Restated Certificate of Incorporation, against liabilities that may arise by reason of her respective service on the Board, and to advance expenses incurred as a result of any proceeding against her as to which she could be indemnified, in the form previously filed as Exhibit 10.8 to the Company’s Registration Statement on Form S-1 (File No. 333-253411) for its initial public offering, initially filed with the U.S. Securities and Exchange Commission on February 23, 2021 (the “Registration Statement”).

On July 14, 2021, the Company entered into a letter agreement with Ms. Lebenthal (the “Letter Agreement”) on substantially the same terms as the form of letter agreement previously entered into by and between the Company and each of its other directors in connection with the Company’s initial public offering.

On July 14, 2021, the Company entered into a joinder (the “Joinder”) to the registration rights agreement entered into by and between the Company and each of its other directors and the other parties thereto in connection with the Company’s public offering.

In connection with her appointment as a director of the Company, Ms. Lebenthal will receive 20,000 founder shares from the Company’s sponsor, Graf Acquisition Partners IV LLC.

The foregoing descriptions of the Indemnity Agreement, the Letter Agreement and the Joinder do not purport to be complete and are qualified in their entireties by reference to the form of indemnity agreement and the Letter Agreement, copies of which are attached as Exhibit 10.7 to the Registration Statement and Exhibits 10.1 and 10.2 hereto, respectively, and are incorporated herein by reference.

Other than as disclosed above, there are no arrangements or understandings between Ms. Lebenthal and any other persons pursuant to which Ms. Lebenthal was selected as a director of the Company. There are no family relationships between Ms. Lebenthal and any of the Company’s other directors or executive officers and Ms. Lebenthal does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(d)       Exhibits

EXHIBIT INDEX

Exhibit No.	Description
10.1	Letter Agreement, dated July 14, 2021, by and between the Company and Alexandra Lebenthal.
10.2	Joinder Agreement, dated July 14, 2021, by and between the Company and Alexandra Lebenthal.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRAF ACQUISITION CORP. IV

By:	/s/ James A. Graf
Name: James A. Graf
Title: Chief Executive Officer

Dated: July 14, 2021